Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

CLEAN EARTH ACQUISITIONS CORP.

Clean Earth Acquisitions Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Clean Earth Acquisitions Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 14, 2021 (the “Certificate of Incorporation”), and was subsequently amended and restated by the first amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on November 17, 2021 (the “First A&R Certificates of Incorporation”), and by the second amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on February 23, 2022 (the “Second A&R Certificate of Incorporation”, and together with the “Certificate of Incorporation” and the “First A&R Certificate of Incorporation” hereinafter referred to as the “Original Certificates of Incorporation”).

2.	This Third Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”), restates and amends the provisions of both the First A&R Certificate of Incorporation and the Second A&R Certificate of Incorporation, and was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.	This Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of Delaware.

4.	The Original Certificates of Incorporation are being amended and restated in connection with the transactions contemplated by that certain Business Combination Agreement, dated as of October 12, 2022, by and among the Corporation, Alternus Energy Group Plc, a public limited company incorporated under the laws of Ireland, and Clean Earth Acquisitions Sponsor, LLC, a Delaware limited liability company, in its capacity as the representative of the Corporation, (as amended, modified, amended and restated, supplemented or waived from time to time, the “Initial Business Combination”).

5.	This Amended and Restated Certificate of Incorporation hereby amends and restates the provisions of the Original Certificates of Incorporation in their entirety as follows:

ARTICLE I
NAME

Section 1. Name. The name of this corporation is Alternus Clean Energy Inc.

ARTICLE II
REGISTERED AGENT

Section 2. Address. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

Section 3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

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ARTICLE IV
CAPITALIZATION

Section 4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 151,000,000 shares, consisting of (a) 150,000,000 shares of common stock (the “Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”). The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation or any certificate of designations relating to any series of Preferred Stock.

Section 4.2. Preferred Stock. Subject to Article IX of this Amended and Restated Certificate of Incorporation, the board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3. Common Stock.

(a)	Voting Rights.

i.	Except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

ii.	Except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation, the holders of shares of Common Stock shall each be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

iii.	Except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation, holders of Common Stock, shall have the exclusive right to vote on all matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(b)	Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

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(c)	Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BY-LAWS

Section 5.1. By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation and without limiting the rights or obligations of any party pursuant to the Investor Rights Agreement. Without limiting the rights or obligations of any party to the Investor Rights Agreement, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws, or to adopt any provision inconsistent therewith.

ARTICLE VI
BOARD OF DIRECTORS

Section 6.1. Board of Directors.

(a)	Board Powers. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b)	Number, Election and Term.

i.	The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

ii.	Without limiting the rights or obligations of any party pursuant to the Investor Rights Agreement, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders for the calendar year ended December 31, 2024, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders for the calendar year ended December 31, 2025 and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders for the calendar year ended December 31, 2026. At each annual meeting including and following the annual meeting of the stockholders for the calendar year ended December 31, 2023, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and without limiting the rights or obligations of any party pursuant to the Investor Rights Agreement, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is authorized to assign members of the Board already in office to their respective class in accordance with the Investor Rights Agreement.

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iii.	Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 6.2. Newly-Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and without limiting the rights or obligations of any party granted pursuant to the Investor Rights Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled (a) by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders) or (b) upon the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 6.3. Newly-Created Directorships and Vacancies. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Without limiting the rights or obligations of any party pursuant to the Investor Rights Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Without limiting the rights or obligations of any party pursuant to the Investor Rights Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected pursuant to Section 6.2.

Section 6.4. Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(b), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(b) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly

Section 6.5. Quorum. A quorum for the transaction of business by the directors shall be set forth in the By-Laws.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1. Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

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Section 7.2. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3. Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1. Limited Liability of Directors and Officers. To the fullest extent permitted by law, no director or officer of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL as presently in effect or as the same may hereafter be amended. If the DGCL is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 8.2. Indemnification and Advancement of Expenses.

(a)	To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this Section 8.2, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (as amended from time to time, “ERISA”) excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b)	The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 8.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate of Incorporation, the By-Laws, the Investor Rights Agreement, an agreement, vote of stockholders or disinterested directors, or otherwise.

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(c)	Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)	This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.

(e)	To the extent an indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by a third party, (i) the Corporation shall be the indemnitor of first resort (i.e., that its obligations to an indemnitee are primary and any obligation of such third party to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an indemnitee are secondary), (ii) the Corporation shall be required to advance the full amount of expenses incurred by an indemnitee and shall be liable for the full amount of all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) to the extent legally permitted and as required by the terms of this Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the agreements to which the Corporation is a party, without regard to any rights an indemnitee may have against such third party and (iii) the Corporation irrevocably waives, relinquishes and releases such third party from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by such third party on behalf of an indemnitee with respect to any claim for which an indemnitee has sought indemnification from the Corporation shall affect the foregoing, and such third party shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of an indemnitee against the Corporation.

ARTICLE IX
RESERVED

ARTICLE X
DGCL SECTION 203

Section 10.1. DGCL. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X
CORPORATE OPPORTUNITY

Section 11.1. Corporate Opportunity. To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate of Incorporation or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

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ARTICLE XII

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Section 12.1. Amendment. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XII.

ARTICLE XIII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 13.1. Forum. Subject to the last sentence in this Section 13.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring

(i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 13.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 13.2. Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 13.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 13.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

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ARTICLE XIV
SEVERABILITY

Section 14.1. Severability. If any provision or provisions (or any part thereof) of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows]

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IN WITNESS WHEREOF, Clean Earth Acquisitions Corp. has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

CLEAN EARTH ACQUISITIONS CORP.

By:	/s/ Aaron Ratner
Name: Aaron Ratner
Title: CEO

[Signature Page to Amended and Restated Certificate of Incorporation]

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